Ex 10.1

Certain identified information has been excluded from this Exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

The symbol “****” denotes such omissions

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (hereinafter this “Agreement”) is made, executed and entered into effective as of the 15th day of January, 2026 by and among Acme United Corporation, a Connecticut corporation (hereinafter “Buyer”), SLED Distribution, LLC d/b/a My Medic, a Utah limited liability company (hereinafter “My Medic”), and Rapid Medical, LLC, a Utah limited liability company (hereinafter “Rapid Medical”; and together with My Medic, “Sellers” and sometimes each individually a “Seller”) and, for the limited purposes set forth herein, Devin Udy, an individual, Devin M. Udy, Trustee of the Devin M. Udy, Revocable Living Trust dated June 18, 2013, Sarah Welch, an individual, Sarah Welch, Trustee of the Sarah C. Udy, Revocable Living Trust dated June 18, 2013, Emily Barrera, an individual, Emily Barrera, Trustee of the Emily K. Udy, Revocable Living Trust dated June 18, 2013, Landon J. Udy, an individual, and Landon J. Udy, Trustee of the Landon J. Udy, Revocable Living Trust dated June 18, 2013, SLED Investment Group, LLC, a Utah limited liability company (hereinafter collectively, “Owners” and each an “Owner”).

WITNESSETH:

WHEREAS, My Medic is engaged in, among other things, the business of manufacturing, marketing and selling emergency and first aid kits and medical packs and related products, accessories and supplies (the “My Medic Business”) from a business location known as 120 North Redwood Road, Suite B, North Salt Lake, Utah, 84054 (the “Business Premises”); and

WHEREAS, My Medic’s affiliate, Rapid Medical, is engaged in, among other things, the business of manufacturing, marketing and selling tourniquets and related products, accessories and supplies (the “Rapid Medical Business”; and together with the My Medic Business, the “Business”) from the Business Premises;

WHEREAS, Buyer wishes to purchase and acquire from Sellers, and Sellers wish to sell, assign and transfer to Buyer, the Purchased Assets (as defined below) for the Purchase Price (as defined below), and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Owners are, directly or indirectly, members of Sellers and will derive substantial benefit from the sale of the Purchased Assets.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

Article I

SALE AND PURCHASE OF THE ASSETS
1.1.
Purchased Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing Date (as defined in Section 2.1), Sellers will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and acquire from Sellers, free and clear of any Encumbrances (as defined in Section 3.1.4) other than Permitted Encumbrances (as defined in Section 3.1.4), all right, title and interest of Sellers in and to all of the assets, properties and rights of every kind and nature, tangible or intangible, wherever located and whether now existing or hereafter arising, of Sellers, which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”); provided, however, the Purchased Assets shall not include, and Sellers shall retain and remain responsible for, the Excluded Assets (as defined in Section 1.2). By way of further description, the Purchased Assets include, but are not limited to the following:
(a)
all accounts receivable, including any security, claim, remedy or other right related thereto (collectively, “Accounts Receivable”);
(b)
all of Sellers’ inventory of the various emergency and first aid kits, medical packs and tourniquets and related products, accessories and supplies (collectively, “Products”), including all finished goods, parts, components, supplies, packaging and raw materials used to manufacture the Products, and all work-in-process Products, set forth on Schedule 1.1(b) attached hereto, each item of which (i) is new (i.e., has never been used, returned or repaired), (ii) is in good and merchantable condition, if finished Products, (iii) is a current item offered for sale by Sellers, (iv) complies with all applicable specifications, contractual commitments, express and implied warranties, and Laws (as hereinafter defined), including without limitation all applicable United States Food and Drug Administration (“FDA”) specifications (if required under FDA regulations), (v) has at least fifteen (15) months remaining before expiration, (vi) is less than eighteen (18) months old, and (vii) is not damaged, discontinued or obsolete, (viii) is not inventory that is custom-made for customers that have ceased conducting business with Sellers, (ix) is not part of a special promotion, and (x) does not contain faded or worn packaging (collectively, the “Purchased Inventory”);
(c)
all prepaid expenses, credits, rights of set-off or recoupment, rights of recovery, refunds, advance payments and deposits, including, without limitation, those listed on Schedule 1.1(c) (collectively, the “Prepaid Expenses and Deposits”);
(d)
all manufacturing and warehouse machinery, equipment and tools, tooling, supplies, office furniture and equipment, telephones, computers, and other tangible assets (collectively, the “Equipment”), including, without limitation, the 1997 GMC T-Series Truck VIN 1GDG6C1J4VJ504943 (the “Truck”) and those listed on Schedule 1.1(d) attached hereto;
(e)
all of Sellers’ rights in or associated with, however arising and in any jurisdiction throughout the world, whether registered or unregistered, any patents, trademarks, service marks, brands, trade names, trade dress, logos, copyrights and other works of authorship (whether or not copyrightable), domain names, social media names and accounts, industrial designs, trade secrets, know-how, inventions (whether or not patentable, discoveries, improvements, all rights of publicity and enforcement, and other intellectual or industrial property and proprietary rights owned by Sellers (collectively, the “Sellers’ Intellectual Property”), including, without limitation, any and all:

(i)
rights in and to all patents and patent applications described in Schedule 1.1(e)(i), together with all product development ideas and materials whether or not included therein;
(ii)
rights that Sellers possess in the names “My Medic”, “Rapid Medical”, “RATS Tourniquet” and all other names Sellers use in connection with the Business and the Products and all other rights in and to all trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin listed on Schedule 1.1(e)(ii), together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, the “Marks”);
(iii)
technology, methods and manufacturing processes, inventions, discoveries, trade secrets (including without limitation the proprietary formula and processes and used in connection with the Products and the Business), business and technical information, plans, strategies, specifications and know-how, databases, data collections, software, programs, historical photos and documents, electronic images, videos and content, and other confidential and proprietary information and all rights therein as well as all GS1 registrations used in connection with the Products and the Business;
(iv)
all of Sellers’ rights in and to the internet domain names, web addresses, web pages, websites and related content, accounts with “X” (f/k/a Twitter), Facebook, Instagram, TikTok and other social media companies listed on Schedule 1.1(e)(iv), including all of Sellers’ right in and to any content found thereon and related thereto;
(v)
all electronic images, manufacturing schematic drawings, competitive and historical samples, and specifications of the Products and all documentation and written information related to the technology, methods and manufacturing processes of the Products and all business and technical information and know-how, databases, data collections, software, programs and other confidential and proprietary information and all rights therein;
(vi)
each license, agreement or other permission which Sellers have granted to any third party with respect to any of the foregoing used in connection with the Business, each of which license is listed on Schedule 1.1(e)(vi); and
(vii)
each item of the foregoing that any third party owns and that Sellers use in connection with the Business pursuant to license, sublicense, agreement or permission excluding Sellers’ off-the-shelf software, each of which license is listed on Schedule 1.1(e)(vii);
(f)
all claims, security interests, charges, sums and fees against or relating to third parties or owing or accruing to Sellers (whether or not fixed or contingent, accrued or unaccrued);
(g)
all Assumed Contracts (as defined below), and all rights any warranties (contractual or otherwise), rights to indemnification, insurance benefits and all similar rights against third parties to the extent related to any Purchased Assets or Assumed Contracts;
(h)
all rights in and to the telephone numbers, fax numbers, and Uniform Product Codes listed on Schedule 1.1(h) attached hereto;

(i)
all permits, licenses, franchises, approvals, authorizations, registrations and related rights (“Permits”), which are owned by or of which Sellers are a beneficiary, and which are required for the conduct of the Business as ordinarily conducted, or for the ownership and use of any other Purchased Assets, to the extent transferable;
(j)
all of Sellers’ relationships with customers and suppliers and customer lists and supplier lists;
(k)
all goodwill and going concern value of the Business; and
(l)
all advertising matter, manuals, catalogues, literature, price lists, correspondence, business plans and financial records of Sellers through the date of the Closing, mailing lists, lists of customers marketing materials and signage, distribution lists, photographs, electronic images, production data, sales and promotional materials, manufacturing and quality control records and procedures, research and development files, records, laboratory books, media materials and plates, sales order files, historical photos, documents and artifacts, tooling fixtures and maintenance records, in each and every case, only to the extent that such items relate to the Products or the Business.
1.2.
Excluded Assets. Excluded from the Purchased Assets hereunder are the following assets of Sellers used in the Business: (a) cash, bank accounts and securities (excluding, for the avoidance of doubt, deposits and security deposits), (b) inventory other than Purchased Inventory; provided, however, all such excluded inventory shall be subject to Section 2.3 and Section 4.2.3 below; (c) Sellers’ organizational documents and records relating to Taxes (as defined in Section 3.1.11), including Tax refunds and prepayments of Sellers relating to the period prior to Closing; (d) any Contracts that are not Assumed Contracts; (e) any and all Benefit Plans (as defined in Section 3.1.20(b)) and all assets relating thereto; (f) any of the rights of Sellers under this Agreement; (g) all insurance policies of Sellers and all rights to applicable claims, proceeds, distributions, dividends and premium refunds thereunder for periods prior to Closing; (h) Contracts with employees (other than confidentiality, IP assignment, non-solicitation, and non-competition agreements with current or former service providers of the Business (which, for the avoidance of doubt, shall be Purchased Assets)) which will be terminated as of Closing; and (i) the personal items belonging to Owners and not material to the Business set forth on Schedule 1.2 attached hereto (collectively, the “Excluded Assets”). For the avoidance of doubt, all of the tangible personal property of Sellers which is used in connection with the Business and which is not specifically listed in this Section 1.2 or set forth on Schedule 1.2 shall be deemed to be included as part of the Purchased Assets hereunder even if not listed in Section 1.1. “Contract” means any written contract, commitment, plan, agreement, lease (including real property leases), indenture, mortgage, deed of trust, evidence of indebtedness, instrument, arrangement, understanding or proposal, including all amendments and supplements thereto to which a Seller is a party or by which the Purchased Assets or the Business are bound.
1.3.
Limited Assumption of Liabilities. Buyer shall assume Sellers’ obligations under any open customer or vendor purchase orders as of the Closing and those certain contracts listed on Schedule 1.3 (collectively, the “Assumed Contracts”), but only to the extent such obligations are first required to be performed after the Closing excluding, however, any Liability (as hereinafter defined) to the extent arising out of or in connection with any breach of any such Assumed Contract occurring as of or prior to the Closing. For the avoidance of doubt, other than Assumed Contracts, Buyer will not be assuming any other Contract of Sellers. “Liability” means any indebtedness, obligation (contractual, legal or otherwise), penalty, late fees, interest or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether fixed or otherwise, and whether due or to become due), including without limitation a Liability for Taxes.
1.4.
Excluded Liabilities. Except as specifically provided in Section 1.3, Buyer shall not assume any Liabilities of Sellers, including without limitation any Liabilities in any way relating to, or arising out of or incurred in connection with, the operation of the Business or the ownership of the Purchased Assets prior to the Closing or (ii) any Liabilities arising out of or relating to any Excluded Assets at any time ((i) and (ii) collectively, the “Excluded Liabilities”). Each and all Excluded Liabilities shall remain the responsibility of Sellers from and subsequent to the Closing.
Article II

THE CLOSING AND PURCHASE PRICE

2.1 Place and Date. The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place simultaneously with the execution and delivery hereof on the date set forth above (the “Closing Date”) at the Business Premises, or by means of exchange of signature pages by facsimile or other electronic means (to be followed by delivery of hard copies of all Closing documents, to the extent necessary). The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date.

2.2 Purchase Price.

(a) General. The aggregate purchase price due from Buyer to Sellers in exchange for the Purchased Assets shall be the sum of up to Twenty Million and 00/100 Dollars ($20,000,000.00), subject to adjustments as provided in this Agreement (the “Purchase Price”). Buyer’s obligation to pay the Purchase Price shall be contingent on Sellers delivering to Buyer at closing the Purchased Assets in the condition required by this Agreement, and the satisfaction or waiver of those other conditions to Closing set forth in this Agreement. At Closing, Buyer shall pay the sum of Nineteen Million and 00/100 Dollars ($19,000,000.00), subject to adjustment as provided in this Agreement (the “Closing Payment”), less the Holdback Amount (as hereinafter defined), in United States dollars, by wire transfer in immediately available funds to Sellers’ bank account(s) per wiring instructions provided by Sellers to Buyer.

(b) Net Asset Value; Purchase Price Adjustment. The payment of the full Closing Payment is contingent upon the value of all Purchased Assets at Closing (the “Net Asset Value”) being equal to $4,508,359.00; it being understood and agreed that in calculating the value of the Purchased Assets at Closing: (i) the value of the Purchased Inventory has been determined in accordance with Section 2.3, (ii) the value of the Accounts Receivable (as of Closing) excludes all accounts receivable (as of the Closing) that are aged more than ninety (90) days from the original invoice evidencing such account receivable (collectively, “Old Receivables”), (iii) the value of the Equipment excludes any broken or obsolete Equipment, and (iv) the value of any Prepaid Expenses and Deposits will be included at the face value thereof. If the Net Asset Value is less than $4,508,359.00, then the Closing Payment will be reduced dollar-for-dollar by the amount of any such deficit in the Net Asset Value, and if the Net Asset Value is more than the $4,508,359.00, then the Closing Payment will be increased dollar-for-dollar by the amount of any such surplus in the Net Asset Value. The parties hereby agree that the Net Asset Value as of the Closing is equal to $3,197,266.97, and that, as a result, the Closing Payment will be decreased by $1,311,02.03.

(c) Holdback. The sum of Three Million One Hundred Forty-Three Thousand and 00/100 Dollars ($3,143,000.00) of the Closing Payment (the “Holdback Amount”) will be held back by

Buyer as a non-exclusive source of recovery to satisfy any claims for which it is finally determined that Buyer is entitled to indemnification pursuant to Article VI. The Holdback Amount shall be held and paid out in accordance with Section 6.7, including without limitation to pay certain potential Pre-Closing Taxes (as defined in Section 6.1(a)(vii)) referenced in Schedule 3.1.11(a). Sellers shall not be entitled to interest on the Holdback Amount (or any portion thereof).

(d) Sales Objective Payment. If Sales (as hereinafter defined) during the fiscal year ending December 31, 2027 equal or exceed $22,000,000.00, the Buyer will promptly pay Sellers $1,000,000.00 within thirty (30) days after Buyer’s determination of Sales for such period. If Sales during such period are less than $22,000,000.00 but exceed $20,000,000.00, the Buyer will promptly pay to Sellers an amount equal to $1,000,000.00 multiplied by a fraction, the numerator of which is the amount by which Sales during such period exceed $20,000,000.00 and the denominator of which is $2,000,000.00. “Sales” means sales allocable to and arising out of the Purchased Assets by the Buyer, calculated in a manner consistent with the Sellers’ financial statements provided to Buyer in connection with this Agreement. Throughout the period beginning on the Closing Date and ending at December 31, 2027, Buyer will maintain separate records in respect of the Business so as to be able to account for all Sales in an accurate manner and provide Seller with reasonable access thereto. From and after the Closing Date through December 31, 2027, Buyer shall not (i) take any action or fail to take any action with the primary purpose of reducing its obligation to make payment hereunder, or (ii) divert customers or potential customers of the Business from conducting business with the Business. Upon written request, Sellers or its representatives will be given access to (or copies of) Buyer’s financial records for all Sales. If Sellers, in good faith, object to Buyer’s determination of Sales for such period and provides written notice of such objection within thirty (30) days of notice of Sellers’ determination the parties shall negotiate in good faith to resolve such disagreement and in the event the parties are unable to reach agreement after thirty (30) days either party may submit the disagreement for resolution to the office of a mutually agreed upon, impartial firm of independent certified public accountants of at least regional standing who, acting as experts and not arbitrators, shall resolve the Sales determination. The fees and expenses of such accountant shall be shared equally by the parties.

2.3 Purchased Inventory Value; Etc.

(a)
Sellers have (within five (5) days prior to Closing) undertaken (under the supervision of Buyer) a physical count and a determination of the quality and merchantability of the Purchased Inventory listed on Schedule 1.1(b). The value of each item of Purchased Inventory shall be based on its actual unit cost. For the avoidance of doubt, any inventory of Sellers that does not constitute part of the Purchased Inventory will not be purchased at Closing (or included in determining the value of the Purchased Inventory), but if usable, will be either (i) segregated and disposed of in accordance with Section 4.2.3 below or (ii) purchased and paid for by Buyer after Closing at cost or at such other prices mutually agreed to by the parties. Sellers shall retain the risk of loss with respect to any such inventory that is not purchased by Buyer, other than loss that is incurred as a result of the gross negligence or willful misconduct of Buyer.

(b) Upon Closing, Sellers shall leave all of the Purchased Inventory and other Purchased Assets that are in a tangible form at the Business Premises. Title to the Purchased Inventory will pass to Buyer at the Closing.

2.4. Deliveries at Closing.

(a) At Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i)
a counterpart of the General Assignment, Assumption and Bill of Sale executed by Sellers, as agreed between Sellers and Buyer and attached hereto as Exhibit A (the “Bill of Sale”), and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; to effectuate the transfer to Buyer good and valid title to the Purchased Assets consisting of personal property, free and clear of any and all Encumbrances other than Permitted Encumbrances;
(ii)
payoff letters (collectively, the “Payoff Letters”) from: (x) JP Morgan Chase Bank and (y) RATS Tourniquets LLC (collectively, “Sellers’ Lenders”), setting forth the amounts necessary to pay off all amounts owed by Sellers to Sellers’ Lenders (the “Payoff Amounts”), and an undertaking to file a discharge of Sellers’ Lenders’ security interest (if any) upon receipt of such amount;
(iii)
A copy of Amendments to the Certificates of Organization for Sellers executed by Sellers changing the entity name of Sellers as described in Section 4.1.1, which Sellers will promptly file with the Utah Secretary of State not later than thirty (30) days following Closing;
(iv)
such assignments executed by Sellers as may be necessary to transfer the Sellers’ Intellectual Property to Buyer (it being understood and agreed that Buyer, with Sellers’ reasonable cooperation, will provide the notifications to, and filings with, all worldwide Patent and Trademark Offices after the Closing);

(v)
such documents or instruments of transfer or assignment executed by Sellers as may be required to transfer Sellers’ GS1 US registrations and related Permits;

(vi)
a counterpart of a temporary license or space use agreement for the Business Premises executed by My Medic(the “License”);

(vii)
a counterpart of the Non-Competition and Confidentiality Agreements executed by Sellers and the individuals designated in, and as required under, Section 4.1.6 below.

(viii)
a counterpart of each of the Offer Letters executed by the Key Personnel (as defined in and required under Section 4.2.1 below);

(ix)
copies of the consents and notices set forth on Schedule 3.1.3, each in form and substance reasonably satisfactory to Buyer;

(x)
A Member/Manager Certificates, in standard form, certifying as to (a) the organizational documents of Sellers, including all amendments thereto, (b) the limited liability company resolutions of Sellers members approving the transaction contemplated hereby, and (c) the incumbency of the Person(s) (as hereinafter defined) signing the same on behalf of Sellers;

(xi)
evidence reasonably satisfactory to Buyer showing that (a) Sellers have obtained prior to the Closing Date satisfactory tail policies for all of Sellers’ Insurance Policies (as hereinafter defined) that are claims made policies (including without limitation Sellers’ Products Liability, Cyber and D&O and EPL Insurance Policies) and (b) Buyer has been named as an additional insured on all of Sellers’ Insurance Policies;

(xii)
IRS Form W-9s, duly executed by Sellers;

(xiii)
Utah Department of Motor Vehicles compliant transfer documentation in respect of the Truck in form and substance reasonably satisfactory to Buyer; and

(xiv)
such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the sale and transfer to Buyer of all Purchased Assets.

(b) At Closing, Buyer shall deliver to Sellers:

(i) the Closing Payment (as adjusted pursuant to Sections 2.2(b)), less the Holdback Amount and the Payoff Amounts (which shall be paid per 2.4(c) below);

(ii) a counterpart of the Bill of Sale and such other instruments of assumption as Sellers and its counsel reasonably may request;

(iii) a counterpart of the License;

(iv) An Officer’s Certificate, in standard form, certifying as to (a) the organizational documents of Buyer, including all amendments thereto, (b) the corporate resolutions of Buyer’s shareholders and directors approving the transaction contemplated hereby, and (c) the incumbency of the Person(s) signing the same on behalf of Buyer;

(iv) a counterpart of the Non-Competition and Confidentiality Agreements executed by the Buyer as required under Section 4.1.6 below;

(v) a counterpart of each of the Offer Letters executed by the Buyer as required under Section 4.2.1 below; and

(vi) all other documents required by this Agreement or reasonably requested by Seller in order to consummate the Closing.

(c) At Closing, Buyer shall deliver to Sellers’ Lenders the Payoff Amounts in accordance with the instructions set forth in the Payoff Letters and pursuant to the Closing Certificate.

(d) All of the documents required to be delivered by the parties at the Closing are hereinafter referred to as the “Collateral Agreements.”

2.5 Transfer Taxes. Sellers will be responsible for the payment of any applicable conveyance, sales, use, registration, recordation, documentary or other transfer Taxes, including any Taxes, fees and/or other costs associated with the transfer of vehicles (“Transfer Taxes”) that may be payable under applicable Law in connection with the purchase and sale of the Purchased Assets hereunder. The parties hereto shall also cooperate in providing the information required by any returns or other documentation relating to such Transfer Taxes.

2.6 Preliminary Allocation Statement. Sellers and Buyer have agreed upon the statement (the “Preliminary Allocation Statement”) attached hereto as Schedule 2.6 setting forth the respective values of the Purchased Assets, and the allocation of the consideration among the Purchased Assets, as determined under Section 1060 of the Internal Revenue Code. Sellers and Buyer agree to update the Preliminary Allocation Statement as of the Closing Date for any adjustments to the Purchase Price pursuant to Article II. Unless otherwise required by Law, Sellers and Buyer agree to act in accordance with such Preliminary Allocation Statement (as adjusted as provided herein) for all purposes, including filing all Tax Returns (as defined in Section 3.1.11), including without limitation filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing, and conducting of any Tax audit, Tax review or Tax Proceeding (as defined in Section 3.1.16) relating thereto in a manner consistent with the Preliminary Allocation Statement (as adjusted as provided herein).

2.7 Bulk Sales. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities. “Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority. “Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Authority or arbitrator. “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Article III

REPRESENTATIONS AND WARRANTIES
3.1.
Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 3.1, together with the information set forth in the disclosure schedules relating to this Section 3.1 accompanying this Agreement (the “Sellers Disclosure Schedules”), are correct and complete as of the Closing Date. The Sellers Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.1. For purposes of this Agreement, “Sellers’ Knowledge”, “Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of the Owners and JoLynn Udy. For purposes of this Agreement, “Sellers’ Fundamental Representation” means any of the representations or warranties of Sellers in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.7, 3.1.11, 3.1.14, 3.1.15, 3.1.16, 3.1.19, 3.1.20 and 3.1.27. Sellers jointly and severally represent and warrant to Buyer as follows:

3.1.1. Entity Status. My Medic is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah. Rapid Medical is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah. Sellers are also qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 3.1.1, which represent all of the jurisdictions in which such qualification is necessary for the ownership of the Purchased Assets and conduct of the Business. Except as set forth on Schedule 3.1.1, Sellers do not have any subsidiaries engaged in the Business. Except as set forth on Schedule 3.1.1, Sellers do not own, directly or indirectly, any capital stock or other equity securities of any Person engaged in the Business, nor do Sellers have any other direct or indirect equity or ownership interest, including interests in partnerships and joint ventures engaged in the Business. My Medic conducts the My Medic Business under the trade name of “My Medic,” which is the only trade name or assumed name under which My Medic conducts the My Medic Business, and which is a trade name registered under the Laws of the State of Utah. Rapid Medical conducts the Rapid Medical Business under the trade name of “Rapid Medical” and/or “RATS Tourniquet” which is the only trade names or assumed names under which Rapid Medical conducts the Rapid Medical Business, and which are trade names registered under the Laws of the State of Utah. “Person” means an individual, a partnership, a limited partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

3.1.2. Authorization; Etc. Sellers have the limited liability company power and authority to (i) own and operate the Business as now conducted and the Purchased Assets and (ii) execute and deliver this Agreement and the Collateral Agreements to which they will be a party, to perform fully their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, all of the members of Sellers have duly authorized the execution, delivery, and performance by Sellers of this Agreement and the Collateral Agreements to which Sellers are a party. The performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Sellers. This Agreement and each of the Collateral Agreements to which Sellers are a party will be, on the Closing Date, legal, valid and binding obligations of Sellers, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the rights of creditors generally (the “Bankruptcy and Equity Exception”). This Agreement constitutes the legal, valid and binding obligations of Owners, enforceable against Owners in accordance with the applicable terms hereof, subject to the Bankruptcy and Equity Exception.

3.1.3. No Conflicts or Consents Required, Etc. The execution, delivery and performance by Sellers of this Agreement and each of the Collateral Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation of any Law applicable to Sellers, the Business, or any of the properties or assets of Sellers (including but not limited to the Purchased Assets), (b) conflict with or result in a violation of the articles or certificate of organization or formation or operating agreement of Sellers, (c) except as set forth in Schedule 3.1.3, conflict with, result in a breach of, constitute a default (or an event which with notice, lapse of time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Assumed Contract, or any other Contract to which Sellers are a party, or (d) cause Sellers or Buyer to be liable for the payment of any Tax or result in the imposition of any Encumbrance upon any of the Purchased Assets (other than liens in favor of lenders to Buyer under credit arrangements entered into by Buyer). No governmental filing, approval or other consent is required to be completed or obtained by Sellers in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.

3.1.4. Ownership; Assets. Sellers have good and marketable title to the Purchased Assets, free and clear of any and all liens, claims, pledges, options, security interests, assessments, restrictions, encumbrances, attachments and other charges (“Encumbrances”), except for liens for Taxes not yet due and payable (collectively, “Permitted Encumbrances”), including, without limitation, all personal property, all Sellers’ Intellectual Property, and other assets reflected in the Most Recent Balance Sheet (as defined below) or acquired after the date of the Most Recent Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet. All Purchased Assets for which Sellers hold a leasehold interest (as opposed to an ownership interest) are set forth on Schedule 3.1.4. For the avoidance of doubt, all of the machinery, equipment and tools listed on the Most Recent Balance Sheet are being transferred to Buyer hereunder and constitutes “Equipment”. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

3.1.5. Condition of Assets. All fixtures, machinery, Equipment, and items of tangible personal property included in the Purchased Assets are structurally sound, in good working order and repair, and are adequate for the uses to which they are being applied for, and are not in need of material maintenance or repairs (other than ordinary and routine maintenance and repairs that are expected for similar assets of like age and construction and not material in nature or cost). To the Sellers’ Knowledge, there is no latent material defect in any of the Purchased Assets consisting of fixtures, machinery, Equipment or other items of tangible personal property included in the Purchased Assets.

3.1.6. Purchased Inventory.

(a) All items of Purchased Inventory (i) are new (i.e., have never been used, returned or repaired), (ii) are in good and merchantable condition in the ordinary course of business consistent with past practice, (iii) are current items offered for sale by Sellers, (iv) comply with all applicable specifications, contractual commitments, express and implied warranties, and Laws, including without limitation FDA specifications (if required under FDA regulations), (v) have at least fifteen (15) months remaining before expiration, (vi) are less than eighteen (18) months old, (vii) are not damaged, discontinued or obsolete, (viii) are not inventory which is specific for certain customers that no longer conduct business with Sellers, and (ix) are not part of a special promotion and (x) do not contain faded or worn packaging. The Purchased Inventory was manufactured in compliance with all applicable specifications, regulations and legal requirements.

(b) The Purchased Inventory consisting of parts, components, supplies, packaging and raw materials is able to be used for and/or can be properly manufactured into finished goods in compliance with this Section.

(c) Schedule 1.1(b) attached hereto is a true and accurate list of all Purchased Inventory. No item of the Purchased Inventory is held on a consignment basis.

3.1.7. Products and Warranties. All Products have been manufactured in compliance with all applicable specifications, contractual commitments, express and implied warranties, and Laws. To Sellers’ Knowledge, there is no defect in any of the Products produced or sold by Sellers prior to the Closing Date. There are no pending warranty claims related to the Products or outstanding warranties covering the Products which may extend beyond the Closing Date, except in the ordinary course of business and as may be disclosed in Schedule 3.1.7 attached hereto. In the previous twelve (12) months there has not been any material (a) increase in the rate of returns or refunds of the Products or (b) change in the prices of the Products. There are no rebates, promotions, coupons, gift cards/certificates, discounts or other programs offered with respect to any of the Products, and no prepayments or deposits by any customer, except as disclosed on Schedule 3.1.7. Sellers have no Knowledge of any decrease in Sellers’ paid search rankings. Other than with respect to recently enacted tariffs generally (and uncertainties relating thereto), Sellers have no Knowledge of any pending or threatened shortage, material cost increases or any possible difficulty in obtaining in the desired quality and quantity and at historical prices and terms, of any of the materials necessary to manufacture the Products.

3.1.8. Vendors and Customers.

(a) To Sellers’ Knowledge, Sellers enjoy generally good working relationships with their customers and vendors.

(b) Schedule 3.1.8 hereto sets forth a list of each Seller’s “Significant Customers,” i.e., the ten (10) customers with the highest sales volumes in quantity and/or annual dollars spent. To Sellers’ Knowledge, none of the Significant Customers intends to terminate or materially reduce their purchase of Products from Sellers.

(c) During the previous twelve (12) months, no Significant Customers of Sellers has terminated or materially reduced, i.e., purchased more than twenty percent (20%) less than its purchase of Products from Sellers in the prior year, or has given notice to Sellers that it intends to terminate or materially reduce, its purchases of the Products from Sellers in the prior year, nor do Sellers otherwise have any Knowledge of any such impending change.

(d) During the previous twelve (12) months, none of Sellers’ vendors has ceased, or to Sellers’ Knowledge intends to cease, to supply goods or services to such Seller or to otherwise terminate or materially reduce its relationship with Sellers.

3.1.9. Contracts and Commitments. Sellers have delivered and made available to Buyer copies of all Assumed Contracts. Each Assumed Contract is in full force and effect and is valid, binding and enforceable against the applicable Seller and, to Sellers’ Knowledge, each other party thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and the applicable Seller has performed all obligations required to be performed by it as of the date hereof, and, to Sellers’ Knowledge, no condition exists or event has occurred which with notice or passage of time would constitute a default or a basis for delay, nonperformance, termination, modification or acceleration of maturity or performance by such Seller or, to Sellers’ Knowledge by any other party thereto. There have been no renegotiations or, attempts to renegotiate, of any material amounts paid or payable to Sellers under any Assigned Contracts. Except as set forth on Schedule 3.1.9, Sellers are not holding any deposits or advance payments related to any of its Assumed Contracts. There are no outstanding customer Contracts other than the Assumed Contracts that are material to the Business.

3.1.10. Financial Statements; Undisclosed Liabilities. Sellers have made available to Buyer their (a) unaudited balance sheets and statements of cash flow and profit and loss as of and for the years ending December 31, 2022, 2023, and 2024 and (b) unaudited balance sheet and statement of cash flow and profit and loss as of and for the period ending September 30, 2025 (collectively, the “Financial Statements” and the balance sheet as of Sellers as of June 30, 2025, the “Most Recent Balance Sheet”). The Financial Statements (i) fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated and (ii) have been prepared from the Business’s books and records, consistently applied throughout the periods covered thereby, and such books and records are complete and correct in all material respects. Except as disclosed in Schedule 3.1.10, since the Most Recent Balance Sheet, there has been no material change in any accounting or Tax principle, election, procedure or practice followed by Sellers regarding the Business or in the method of applying any such principle, election, procedure or practice. No complaints or concerns from any source regarding accounting, internal accounting controls, auditing or similar matters relating to Sellers have been received by Sellers or, if applicable, any Sellers’ managers, members, employees or agents. Sellers have no Liabilities with respect to or affecting the Business or the Purchased Assets, except (i) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and which are not, individually or in the aggregate, material in amount.

3.1.11. Taxes.

(a) Except as set forth on Schedule 3.1.11(a), Sellers have paid or made adequate provisions for all Taxes related to the Business up to the Closing Date, which Sellers are required to pay for all periods through the current period, and have filed all Tax Returns (or valid extensions therefor) as of the Closing Date, as required by Law, and all such Tax Returns are true, correct and complete in all respects. There are no pending or, to Sellers’ Knowledge, threatened Tax audits of Sellers nor of any of their Tax Returns. Any and all (i) Taxes which relate to the period prior to Closing but are not required to be paid until after Closing, and (ii) Tax Returns which relate to the period prior to Closing but are not required to be filed until after Closing, shall be timely filed, and all applicable Taxes paid, by Sellers after the Closing Date. “Tax” means any of the Taxes, and “Taxes” means all federal, state, local, and foreign taxes, fees, assessments or charges of any kind whatsoever, including without limitation income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, or duties taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.

(b) Sellers are registered to pay Taxes in the states set forth on Schedule 3.1.11(b), and, except as set forth on Schedule 3.1.11(a), Sellers are not required to be registered to pay Taxes in any other states.

3.1.12. Insolvency. Sellers are solvent and the cash available to Sellers, after taking into account the payment of the Purchase Price, will be sufficient to pay all of their debts in accordance with their terms.

3.1.13. Accounts Receivable. Attached hereto as Schedule 3.1.13 is a true, correct and complete Accounts Receivable aging reports of the Business, dated as of the close of business on the day prior to the Closing. The Accounts Receivable are properly reflected on Sellers’ books and records, have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business, constitute only valid, undisputed claims for payment, are not subject to set-off or any other defenses or counterclaims other than normal cash discounts offered by

Sellers in the ordinary course of business consistent with past practice and are or will be collectible in full within ninety (90) days after billing.

3.1.14. Compliance with Laws and Governmental Regulations. Sellers are in compliance with and have complied in all respects with all Laws applicable to Sellers, the Business, the Products (including but not limited to the manufacture and marketing of the Products) and the Purchased Assets. Sellers maintain all Permits that are required for the operation of the Business, the manufacture and marketing of the Products and the use of the Purchased Assets, and all such Permits (other than those Permits that would be required by local, state or federal government to operate any type of business) are listed on Schedule 3.1.15 below and shall be assigned to Buyer to the extent assignable. There are no violations of any Laws or Permits pending, or to Sellers’ Knowledge, threatened against Sellers relating to the Business, Products, Purchased Assets and Business Premises. For the past three (3) years, Sellers have not received any written notice of any default or violation, or of any proposed non-renewal, cancellation, revocation, termination or modification of any such material Permit. All information, including applications (including all exhibits, schedules and other attachments thereto), submissions, statements, certifications and other correspondence, submitted to, directly or indirectly, any lender, banking institution and/or governmental agency or licensing authority with respect to the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) and the Paycheck Protection Program Flexibility Act of 2020 (the “Flexibility Act”) are true, correct and complete in all respects.

3.1.15. FDA Approvals and Other Regulatory Matters. All Products that require FDA approval have been manufactured in compliance with FDA requirements. Sellers have passed any inspections of its Products and/or its manufacturing facilities for the Products conducted by the FDA or any other state, federal or local government agency in accordance with applicable Laws. There are no Proceedings against either Seller with the FDA or any Governmental Authority, including, but not limited to recall procedures, pending or, to Sellers’ Knowledge, threatened against either Seller relating to safety or efficacy of any of the Products or any of the Purchased Assets. Any and all costs reasonably and necessarily incurred by Buyer in connection with such recall, including without limitation legal fees and fines, shall be payable by Sellers and, if not so paid by Sellers, shall be deducted from the Holdback Amount and/or Buyer shall be entitled to indemnification pursuant to Article VI. To the extent required by applicable Law, Sellers use Proposition 65 warning labels in all sales of Products.

3.1.16. Proceedings. There are no Orders applicable to, or pending or, to Sellers’ Knowledge, threatened Proceedings against, relating to or affecting Sellers (including without limitation their members, managers, officers, employees, or agents), the Business, Products, Purchased Assets or Business Premises. To Sellers’ Knowledge, there has been no occurrence and exists no condition or circumstance which will or would reasonably be expected to give rise to any such Proceedings. Sellers do not have any Proceedings of any kind or nature pending against any other Person. Schedule 3.1.16 sets forth all Proceedings involving Sellers during the last five (5) years which (i) alleged criminal conduct by Sellers or any of their members, managers, officers, employees, or agents, (ii) resulted in Sellers or any of their members, managers, officers, employees, or agents in connection with the Business paying or receiving any material amount in connection with the adjudication or compromise of such matter, (iii) resulted in an Order of injunctive relief or specific performance against Sellers or (iv) had, or could reasonably be expected to have, a Material Adverse Effect (as hereinafter defined) on the Business. All materials provided to Buyer relating to any matters described on Schedule 3.1.16 are true, correct and complete. “Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority or arbitrator. “Material Adverse Effect” means “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (A) the

Purchased Assets, (B) the value of the Purchased Assets, (C) the Business or the results of operations, prospects, condition (financial or otherwise) thereof, or (D) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (1) general economic or political conditions; (2) conditions generally affecting the industries in which the Business operates; (3) any changes in financial or securities markets in general; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (5) any changes in applicable laws or accounting rules).

3.1.17. Intellectual Property. The Sellers’ Intellectual Property is listed or described on Schedules 1.1(e)(i), (ii), (iv), (vi) and (vii) and represents all patents, trademarks, trade names, copyrights, domain names, trade secrets, and other proprietary right and other intellectual property necessary to operate the Business as presently conducted, other than generally commercially available, off the shelf software licensed by Sellers on a non-exclusive basis from third parties pursuant to “shrink wrap” or “click through” licenses (“Off the Shelf Software”). All Sellers’ Intellectual Property is owned by Sellers as the sole and beneficial owner without restriction or other Encumbrance. To Sellers’ Knowledge, Sellers have taken commercially reasonable actions to maintain, protect and enforce Sellers’ rights to, and the validity and enforceability of, the Sellers’ Intellectual Property and Sellers have made and maintain in full force and effect all necessary filings, registrations and issuances associated with registered Sellers’ Intellectual Property and have not conducted, and are not conducting, Sellers’ business in a manner that would reasonably be expected to result in the cancellation, abandonment or unenforceability of any of the Sellers’ Intellectual Property. All current and former employees, consultants and contractors of Sellers who have contributed to the creation or development of any Sellers’ Intellectual Property have assigned or transferred (by operation of law, Contract or otherwise) to Sellers, ownership of such Sellers’ Intellectual Property and, as such, no current or former employee, consultant, or contractor of Sellers maintain any ownership or claim of ownership therein, or any other right thereto. For the avoidance of doubt, it will not be necessary to utilize any patent, trademark, trade name, copyright, domain name, trade secret, or other proprietary right or intellectual property of any third party (other than (i) Off the Shelf Software or (ii) customer trademarks, to the extent Products are branded with a customer’s brand or logo in the ordinary course of business pursuant to a valid purchase order or other agreement for manufacture or sale), in order for the Buyer to sell the Products or continue to operate Sellers’ Business. The consummation of the transactions contemplated by this Agreement will not materially and adversely impact any of the Sellers’ Intellectual Property.

3.1.18. No Infringement. To Sellers’ Knowledge, the Sellers’ Intellectual Property does not infringe any patent, trademark, trade name, copyright, domain name, trade secret, or other proprietary right or intellectual property of any other Person, and no Proceeding is pending against Sellers, or to Sellers’ Knowledge, has been threatened against Sellers or any of their members, managers, officers, employees, or agents, for the infringement of any patents, trademarks, trade names, domain names, copyrights or other intellectual property of any other Person or for the misuse of misappropriation of any trade secret, know-how or other proprietary right owned by any other Person; nor, to Sellers’ Knowledge, does any basis exist for any such Proceeding. To Sellers’ Knowledge, there has been no infringement or unauthorized use by any other Person of any Sellers’ Intellectual Property.

3.1.19. Environmental.

(a) The following definitions shall apply to this Section 3.1.19:

(i) “Hazardous Materials” means any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” or “contaminant” under CERCLA, the Toxic Substances Control Act, the Resource Conservation Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act or any analogous and applicable Law, including without limitation, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

(ii) “Release” means any release or threatened release, including any spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching of any Hazardous Materials, regardless of whether the result of an intentional or unintentional action or omission.

(iii) “Environmental Laws” means, whenever enacted or in effect, any and all Laws in any way related to pollution, protection of the environment, or Hazardous Materials, including, without limitation, CERCLA.

(b) To Sellers’ Knowledge, Sellers have consistently operated the Business, the Purchased Assets and the Business Premises in compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Materials in violation of Environmental Laws involving Sellers, the Business, the Purchased Assets and/or, to Sellers’ Knowledge, the Business Premises.

(c) Sellers have no Knowledge of, nor have received any notice from any Governmental Authority or any other Person or entity relating to, a Release of Hazardous Materials at the Business Premises or that the Business Premises (including soils, groundwater, surface water, buildings and other structures located thereon) is contaminated with any Hazardous Materials or any notice that Sellers, the Business, the Purchased Assets and/or the Business Premises are or may be in violation of any Environmental Laws, except for such notices that are set forth on Schedule 3.1.19 attached hereto. Sellers have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to any Environmental Laws.

(d) Sellers have provided to Buyer any and all environmental reports, studies, audits, records, waste manifests, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business, the Purchased Assets and/or the Business Premises which are in the possession or control of Sellers related to compliance with Environmental Laws, the Release of Hazardous Materials or otherwise with respect to the Business Premises.

(e) Should Sellers receive any notice at any time from any Governmental Authority relating to any Release of Hazardous Materials or a violation, or purported violation, of Environmental Laws, Sellers shall promptly deliver such notice to Buyer.

3.1.20. Employer Obligations.

(a)
Schedule 3.1.20(a) contains a true, correct and complete list of all of employees working for Sellers and, their accrued vacation and sick pay, their title and their compensation (including bonuses paid); and service credited for purposes of vesting and eligibility to participate under Sellers’ employee Benefit Plans, if any. Sellers have timely made or will make all payments to or on behalf of all Sellers’ employees for which Sellers are obligated through the Closing Date (whether payable before or after Closing), including, without limitation, all matching contributions required to be made by Sellers to Sellers’ 401(k) plan, wages, salaries, commissions, bonuses or other direct compensation. Sellers have withheld all amounts required by Law or Contract to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. At the Closing, Sellers will have paid in full all amounts payable by Sellers to their employees in respect of accrued sick and vacation pay. To Sellers’ Knowledge, Sellers have operated the Business in material compliance with all legal requirements relating to employment of employees, discrimination Laws, verification of employment eligibility (including possession of a complete I-9 for each employee), employee leave Laws, labor relations, disability rights or benefits, equal opportunity and wage and hour Laws. To Sellers’ Knowledge, all individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Sellers’ Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To Sellers’ Knowledge, no key employee of Sellers intends to terminate his or her employment with Sellers, whether as a result of this Agreement or otherwise. To Sellers’ Knowledge, no allegations of sexual harassment have been made against any officer, director or management level employee of Sellers working in the Business. To Sellers’ Knowledge, no current or former employee or independent contractor of Seller working in the Business is in any material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition, non-solicitation, restrictive covenant or other similar obligations. Sellers are not a party to any collective bargaining agreement or other arrangement with any labor union. No group of employees is seeking or, within the past ten (10) years has sought, to organize employees for the purpose of collective bargaining. Sellers have not (taking into account the consummation of the transactions contemplated by this Agreement), during the one hundred eighty (180)-day period prior to the date of this Agreement, taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar or related applicable Laws. Sellers have provided Buyer with access to all personnel records of Sellers.
(b)
Schedule 3.1.20(b) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not Tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of Sellers’ ERISA affiliates has or may have any Liability, or with respect to which Buyer or any of its affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). Sellers have provided Buyer with true, correct and complete copies of all material documents with respect to each Benefit Plan (including any and all amendments thereto). All contributions (including all premiums, employer contributions and employee salary reduction contributions) required to have been under each Benefit Plan have been made by the due date thereof, and all contributions for any period ending on or before the Closing which are not yet due will have been paid or accrued on or prior to the Closing. Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. Without limiting the foregoing, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. There are no pending, or to Sellers’ Knowledge, audits or other Proceedings relating to any Benefit Plan. To Sellers’ Knowledge, Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.1.21. Insurance. A true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, vehicular, fiduciary liability and other casualty, liability and property insurance maintained by Sellers and relating to the Business and the Purchased Assets is set forth on Schedule 3.1.21 (the “Insurance Policies”). Sellers have not received any written notice of cancellation of, premium increase with respect to, or modification or alteration of coverage under, any of such insurance policies. All such insurance policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. To Sellers’ Knowledge, Sellers are not in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which Sellers are bound. True and complete copies of such insurance policies have been made available to Buyer.

3.1.22. Real Property. The Business Premises is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitutes all of the real property necessary to conduct the Business as conducted by Sellers prior to Closing. Sellers have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Business Premises, (ii) existing, pending or threatened condemnation proceedings affecting the Business Premises, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Business Premises as currently operated. Neither the whole nor any material portion of the Business Premises has been damaged or destroyed by fire or other casualty. To Sellers’ Knowledge the Business Premises (and all systems and fixtures serving the same) are in good working order and the roof and structural portions thereof are structurally sound and free from leaks.

3.1.23. Material Contracts. Except as set forth on Schedule 3.1.23, Sellers are not a party to any of the following Contracts, whether written or oral:

(a)
Contracts that relate to the acquisition or disposition of any business or more than ten percent (10%) of the equity interests of any entity (including Sellers);

(b)
Contracts related to the acquisition or sale of any real property, including any contracts relating to the sale of the Business Premises;

(c)
except for this Agreement and sales of Purchased Inventory in the ordinary course of business, Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(d)
other than Contracts relating to accounts payable in the ordinary course of business (e.g., trade payables), Contracts relating to any indebtedness or guaranty of any indebtedness (whether of Sellers or any other party).

3.1.24. Certain Business Relationships with Sellers. Except for compensation to regular employees of Sellers, no current or former member, manager, officer, or employee of Sellers is now, or has been since June 1, 2025, (i) a party to any transaction, Contract or arrangement (written or oral) with the Business, or (ii) the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any Person which is a present or potential competitor, supplier, lessor, or customer of the Business (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Business which should properly accrue to the Business.

3.1.25 Absence of Certain Changes, Events and Conditions. Since the date of the Most Recent Balance Sheet, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as disclosed in the notes to the Financial Statements;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Most Recent Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f) transfer or assignment of or grant of any license or sublicense under or with respect to any material intellectual property assets or intellectual property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(g) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(j) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) material change in the terms of employment for any employee of the Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(k) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former members, managers, officers or employees of the Business;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Sellers under any similar Law;

(n) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000.00, individually (in the case of a lease, per annum) or $50,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(o) contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.1.26 Data Privacy. To Sellers’ Knowledge, Sellers have complied in all material respects with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past five (5) years, Sellers have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Proceeding by any Governmental Authority or other Person concerning Sellers’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.

3.1.27. Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting as broker or finder on behalf of Sellers or Buyer in such manner as to give rise to any valid claim against Sellers or Buyer for any brokerage or finder’s commission, fee or similar compensation.

3.1.28 Truth and Accuracy; Material Adverse Changes. To Sellers’ Knowledge, no representation or warranty or other statement made by Sellers in this Agreement (including all Exhibits, Schedules and documents and instruments executed in connection herewith) contains any materially untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All and documents and other papers delivered and to be delivered by or on behalf of Sellers to Buyer in connection with the contemplated transaction are and will be accurate and complete and are authentic. To Sellers’ Knowledge, there is no present and no reasonably foreseeable fact or condition or trend (other than general economic or industry conditions) that may materially adversely affect the Business, Products, Purchased Assets, Business Premises or the prospects, financial condition or operations of Sellers, or materially adversely affect the ability of Sellers to perform this Agreement.

3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3.2, are correct and complete as of the Closing Date. For purposes of this Agreement, “Buyer’s Knowledge”, “Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of the executive officers of the Buyer, after due inquiry. For purposes of this Agreement, “Buyer Fundamental Representation” means any of the representations and warranties set forth in Sections 3.2.1, 3.2.4 and 3.2.5. Buyer represents and warrants to Sellers as follows:

3.2.1. Corporate Status; Authorization, etc. Buyer is a corporation duly organized and validly existing under the Laws of the State of Connecticut with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Collateral Agreements constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

3.2.2. No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of Buyer, (ii) any applicable Law applicable to Buyer or any of its properties or assets or (iii) any Contract applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer to perform its obligations under this Agreement or under any of the Collateral Agreements to which it is a party. No governmental approval or other consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.

3.2.3. Proceedings. There are no Proceedings pending, or to Buyer’s Knowledge threatened, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

3.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Buyer or Sellers for any brokerage or finder’s commission, fee or similar compensation.

3.2.5. Available Funds. Buyer has, and will have on the Closing Date, available cash to satisfy its financial obligations under this Agreement.

ARTICLE IV
COVENANTS

4.1 Covenants of Sellers.

4.1.1. Name Change; Maintenance of Seller Entities. Promptly, but not later than thirty (30) days, following the Closing, Sellers shall file an amendment to Sellers’ certificate of organization changing its name to one not containing either “My Medic”, “Rapid Medical” or “RATS”; provided, however, that such new name will be subject to Buyer’s prior approval, which approval will not be unreasonably withheld, conditioned or delayed. Sellers will not dissolve until a reasonable period of time after Closing.

4.1.2. Telecommunications, URL’s and UPC Codes. On the Closing Date, Sellers will take such actions as Buyer may reasonably request to cause all of Sellers’ rights to (i) the telephone and facsimile numbers that Sellers use in connection with the Business, (ii) any and all URL’s used by Sellers and (iii) the Uniform Product Codes assigned to the Products by the Uniform Code Council Inc., to be transferred to Buyer.

4.1.3 Key Employee Payments.

****

4.1.4 Employees.

(a) Effective immediately before the Closing, Sellers will terminate the employment of all Active Employees (as defined below) to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date; it being understood and agreed that Buyer shall immediately thereafter hire the Active Employees. The term “Active Employees” shall mean all employees of Sellers employed on the Closing Date by Sellers who are employed in the Business. Any employee who is on layoff or who is receiving long-term disability benefits as of the Closing is specifically excluded from the definition of Active Employee.

(b) Sellers shall not transfer any pension or other Benefit Plan assets to Buyer.

(c) Sellers shall be solely responsible for any and all Liabilities, including any and all severance pay, accrued salary, vacation, sick and paid time off as well as any other benefits or other obligations, created or owing as a consequence of the employment on or prior to the Closing Date of any Active Employee or the cessation of any Active Employee’s employment by Sellers (whether by agreement, policy, or Law), including (i) payment of any and all wages and other remuneration due to Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments, (ii) payment of any and all termination or severance payments and the provision of Benefit Plan continuation coverage in accordance with applicable legal requirements, (iii) any and all payments to employees required under any state or legal statute or regulation, (iv) any and all accrued sick and vacation pay, (v) any and all benefits under all Sellers Benefit Plans, as and when such benefits accrue, and (v) any and all claims made or incurred by Active Employees and their beneficiaries through the Closing Date under any Benefit Plans maintained by Sellers. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit.

(d) Sellers shall give or cause to be given any notices required by Law and take whatever other actions with respect to the Benefit Plans, programs and policies described in this Section as may be necessary to carry out the arrangements described in this section.

4.1.6. Non-Competition and Confidentiality Agreements. Sellers, and JoLynn Udy, Devin Udy, Sarah Welch, Emily Barrera, and Landon Udy shall deliver fully executed Non-Competition and Confidentiality Agreements in the form agreed to by the parties and executed in connection herewith, it being understood and agreed that the foregoing individuals are receiving good and valuable consideration for such agreements.

4.1.7. Forwarding of Purchase Orders, Correspondence and E-mails. Sellers will forward to Buyer as promptly as practicable any and all purchase orders, correspondence and e-mails received by Sellers with respect to Products after Closing.

4.1.8. Buyer’s Accounts Receivable. From and after the Closing, if, notwithstanding Section 4.2.2 below, Sellers receive or collect any funds relating to any of Buyer’s accounts receivable relating to the use of the Purchased Assets or the operation of the Business after the Closing Date, Sellers shall remit any such funds to Buyer within fifteen (15) business days after their receipt thereof.

4.1.9. Non-Assignable Contracts and Permits. To the extent that any Contract or Permit for which assignment to Buyer is provided for in this Agreement is not assignable without the consent or waiver of another party or the appropriate Governmental Authority or is not assignable under applicable Law, and such consent or waiver is not received prior to Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Sellers shall use commercially reasonable efforts to obtain the consent of such other party or Governmental Authority to the assignment of any such Contract or Permit to Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract or Permit. If and to the extent that such arrangement cannot be made with respect to any such Contract, Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding. The Parties agree and acknowledge that nothing set forth in this Section 4.1.9 shall in any way limit Buyer’s rights as set forth elsewhere herein to be indemnified for breaches of representations and warranties by virtue of the inability of Sellers to assign such Contract and/or Permit. Without limiting the foregoing, within a reasonable period of time after the Closing, My Medic will assign the lease for the Business Premises (the “Lease”) to Buyer, with the consent of the landlord, The McLellan Company (the “Landlord”), pursuant to assignment documents mutually agreed to by the parties and the Landlord, and containing an expansion of the Permitted Use to specifically include “warehousing and assembly” (the “Assignment”).

4.1.10 Payment of Excluded Liabilities. After the Closing, and subject to such defenses, rights, offsets, and/or counterclaims as may be assertable by Sellers, Sellers shall promptly pay, when due, to the appropriate Person any Excluded Liabilities (a) which become due and payable after the Closing or (b) which were due and payable on the Closing Date but not paid.

4.1.11 General Assistance. Sellers will provide such support as Buyer may reasonably request for the orderly transfer of customer and supplier files and other pertinent operational data to Buyer.

4.1.12 Further Actions. Sellers and Owners shall use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.

4.2 Covenants of Buyer.

4.2.1 Employment of Key Personnel. Effective on the Closing Date, Buyer shall retain the following individuals: JoLynn Udy, Landon Udy, Cory Mon, Tyson Farr, Jordan Airhart, and Iliana Clift (collectively, the “Key Personnel”) pursuant to employment offer letters in the form agreed to by the parties and executed in connection herewith (collectively, the “Offer Letters”). The parties hereby acknowledge and agree that the continued employment of the Key Personnel is deemed by Buyer to be essential to Buyer in order to allow for an orderly transition of the Business.

4.2.2 Collections of Accounts Receivable. From and after the Closing, Buyer will use commercially reasonable efforts to collect the Accounts Receivable, and all amounts received from any on-going customer of the Business shall be applied and credited in the customary manner, i.e., by matching to the appropriate outstanding invoice for the customer. If any such Account Receivable of Sellers (other than an Old Receivable) is not collected within three (3) months after the Closing Date (an “Uncollected Receivable”), then Buyer may make a claim for indemnification therefor pursuant to Section 6.1(a)(vi). From and after the Closing, Sellers shall promptly notify Buyer of Sellers’ receipt of any Old Receivable or Uncollected Receivable. If Buyer receives or collects any funds relating to any Old Receivable or Uncollected Receivable, Buyer shall remit any such funds to Sellers within fifteen (15) business days after its receipt thereof. If Sellers receives any funds on or after the Closing Date that are in payment of accounts receivable sold to Buyer, Sellers shall track receipt of such funds and remit such funds to Buyer within thirty (30) days after Seller’s receipt thereof.

4.2.3 Excluded Inventory. After Closing, Buyer may, in its sole discretion, use any or all of Sellers’ inventory not constituting part of the Purchased Inventory in the production of finished goods. If such inventory is used by Buyer in the production of finished goods during the twelve (12) month period after Closing, Buyer shall remit to Sellers the lesser of (a) the actual cost that would have been paid if that portion of the inventory had been included in the Purchased Inventory at Closing or (b) such other amount as Buyer and Sellers may agree to in advance.

4.2.5 Further Actions. Buyer shall use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.

ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions in addition to those that are otherwise set forth in this Agreement: the consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law; no Governmental Authority shall have promulgated any applicable Law to make illegal the consummation of the transactions contemplated hereby or the Collateral Agreements, no proceeding with respect to the application of any such applicable Law to such effect shall be pending; all of the pre-Closing obligations of the parties have been satisfied; and all of the representations and warranties of the parties shall be true and correct.

ARTICLE VI

INDEMNIFICATION, ETC.

6.1 By Sellers and Owners.

(a) Subject to the limitations set forth in Section 6.8, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, its officers, directors, employees, shareholders, agents, advisers, representatives and affiliates (the “Buyer Indemnified Parties”) from and against, and pay or reimburse Buyer for, any and all claims, Liabilities, losses, fines, costs, royalties, proceedings or damages (whether or not resulting from third party claims), including out-of-pocket expenses, costs of suit and reasonable attorneys’ fees incurred in the defense of any of the same or in any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of the following:

(i)
the breach of any representation or warranty of Sellers set forth in this Agreement;
(ii)
Sellers’ failure to timely perform any covenant or obligation set forth in this Agreement, which the Sellers and Owners acknowledge and agree that, congruent with Section 4.1.9 above, specifically includes the Sellers’ failure to obtain the Assignment of the Lease within a reasonable period of time after the Closing;
(iii)
the Excluded Assets and Excluded Liabilities, including without limitation the Pending Claims;
(iv)
any returns and warranty claims related to Products sold or Purchased Inventory acquired by Sellers prior to the Closing Date;
(v)
any recall of Products sold prior to the Closing Date;
(vi)
Buyer’s inability, after diligent efforts, to collect any Accounts Receivable (other than Old Receivables); and
(vii)
any unpaid Taxes of Sellers in respect of any period prior to the Closing Date, including without limitation those set forth on Schedule 3.1.11(a) (“Pre-Closing Taxes”).

In the event Buyer incurs any Losses, it will notify Sellers and provide a description and anticipated amount of all such Losses within fifteen (15) business days of Buyer’s becoming aware of the Loss.

(b) Subject to the limitations set forth in Section 6.8, Owners shall severally defend, indemnify and hold harmless Buyer and the Buyer Indemnified Parties from and against, and pay or reimburse Buyer for, any and all Losses resulting from or arising out of (i) fraud or (ii) Pre-Closing Taxes.

(c) Intentionally Omitted.

(d) No right of the Buyer Indemnified Persons for indemnification hereunder shall be affected by any examination made for or on behalf of Buyer, or the acceptance by Buyer of any certificate or opinion. No right of the Buyer Indemnified Persons for indemnification of Losses hereunder shall be adversely affected by Buyer’s failure to disclose to Sellers the possibility of such Losses and/or the inability of Sellers to reasonably foresee the possibility of the Buyer Indemnified Persons’ incurring such Losses as a consequence of a breach by Sellers hereof.

6.2 By Buyer. Buyer shall defend, indemnify and hold harmless Sellers and Sellers’ managers, officers, employees, members (including the Owners), agents, advisers, representatives and affiliates from and against any and all Losses resulting from or arising out of: (a) Buyer’s ownership, operation, sale or use of the Purchased Assets following the Closing Date, (b) Buyer’s misrepresentations or breach of any warranties or representations pursuant to this Agreement and (c) Buyer’s failure to perform any covenant or obligation contained herein.

6.3 Presentation of Claims to Sellers and Owners. Any claims for indemnification must be presented to Sellers and, if applicable, Owners, by written notice in accordance with Section 6.5 within the following timeframes:

(a) any claims pursuant to (i) Section 6.1(a)(i) (re: breach of representation or warranty other than with respect to Sellers’ Fundamental Representations), (ii) Section 6.1(a)(ii) (re: Sellers’ failure to perform any covenant or obligation), (iii) Section 6.1(a)(iii) with respect to Excluded Assets, Section 6.1(a)(iv) (re: returns and warranty claims), and Section 6.1(a)(vi) (re: Accounts Receivable) must be presented by Buyer to Sellers within thirty-six (36) months after the Closing Date;

(c) any claims pursuant to Section 6.1(a)(i) (re: breach of representation or warranty with respect to Sellers’ Fundamental Representations other than with respect to Pre-Closing Taxes), must be presented by Buyer to Sellers within forty-eight (48) months after the Closing Date; and

(d) any claims (i) based on fraud, (ii) pursuant to Section 6.1(a)(iii) with respect to Excluded Liabilities, (iii) pursuant to Section 6.1(a)(v) (re: recalls for which Buyer is entitled to indemnification), and (iv) pursuant to Section 6.1(a)(vii) with respect to Pre-Closing Taxes, must be presented by Buyer to Sellers prior to the expiration of the applicable statute of limitations.

6.4 Presentation of Claims to Buyer. Any claims by Sellers for indemnification must be presented by Sellers to Buyer in writing in accordance with Section 6.5 within thirty-six (36) months after the Closing Date, except for any claim relating to a breach of the Buyer Fundamental Representations, which must be presented by Sellers to Buyer in writing in accordance with Section 6.5 within forty-eight (48) months after the Closing Date.

6.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”) in accordance with Section 7.3. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Proceeding, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Proceeding, the Indemnified Party may, but shall not be obligated to, defend against such Proceeding in such manner as it may deem appropriate, including settling such Proceeding, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no Proceeding taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Proceeding without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

6.6 Indemnification Payments.

(a)
Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, but subject to Section 6.6(b), the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such agreement of the Indemnifying Party or final, non-appealable adjudication by wire transfer of immediately available funds.
(b)
Subject to Section 6.8 below, any Losses payable to a Buyer Indemnitee pursuant to this Article VI shall be satisfied in the following order: (i) first, from the Holdback Amount, up to the deductible of Sellers’ Insurance Policies, if and as applicable; (ii) second, from and to the extent of the coverage provided by any applicable Insurance Policies of Sellers; (iii) third, from the remaining amount of the Holdback Amount, as applicable, and then (iv) subject to Section 6.8, to the extent the amount of Losses exceeds the remaining Holdback Amount, from Sellers or, if the indemnification claim is being made pursuant to Section 6.1(b), by the Owners.

6.7. Release of Holdback Amount.

(a) General Claims. With respect to any indemnification claim asserted under Section 6.1 other than claims related to Pre-Closing Taxes (which claims are governed by Section 6.7(b) below), Buyer hereby agrees that, subject to the limitations set forth in Section 6.8, Buyer shall first recover from the Holdback Amount, if any amount is then remaining of the Holdback Amount, before seeking to recover directly from Sellers or Owners (if applicable as to Owners). Any Holdback Amount shall be released to Sellers or Buyer on the terms provided below.

(ii) Not more than thirty (30) days after Buyer becomes aware of any claim involving goods sold prior to Closing, Buyer will provide Sellers with written notice of the claim and give Sellers a reasonable period of time to resolve it.

(ii) Not more than thirty (30) days after final resolution of any claim for indemnification under Section 6.1 hereof, Buyer shall deliver to Sellers a certificate (a “Holdback Certificate”) notifying Sellers that Buyer is taking as payment from the Holdback Amount an amount (if any) equal to any portion of such claim that is resolved in the Buyer’s favor.

(b) Pre-Closing Taxes. Following Closing, Sellers will reasonably and diligently pursue payment of any and all Pre-Closing Taxes. Sellers will keep Buyer reasonably apprised of Sellers’ filing of any applicable Tax Return for, or settling any dispute relating to, any and all Pre-Closing Taxes. Upon Buyer’s receipt of written notice from Sellers’ that Seller plans to make a tax payment for any applicable Pre-Closing Taxes, together with reasonable supporting evidence thereof, Buyer will promptly pay Sellers, from the Holdback Amount, the amount of such Pre-Closing Taxes to be paid by Sellers and Sellers will promptly pay such amount to the applicable Governmental Authority and provide reasonable supporting evidence of such payment to Buyer; it being understood and agreed that Buyer shall have no further obligation to make payments from the Holdback Amount unless and until Buyer shall have received such evidence of payment. Within six (6) months after the Closing Date (and periodically as needed thereafter), the parties will reconcile the amounts paid out of the Holdback Amount against the applicable amounts referenced in the Potential Tax Report (as defined in Schedule 3.1.11(a)) to determine whether the remaining Holdback Amount is sufficient to pay any remaining potential Pre-Closing Taxes. If, after such reconciliation, the Buyer, acting reasonably and in good faith, determines that the remaining Holdback Amount is materially insufficient to pay the remaining potential Pre-Closing Taxes, the Sellers will promptly pay to Buyer the Shortfall Amount (as hereinafter defined), which amount will be held by the Buyer as part of the remaining Holdback Amount in accordance with this Section. The Shortfall Amount means the amount by which the payments out of the Holdback Amount exceeded the applicable amounts allocated in the Potential Tax Report. Notwithstanding anything to the contrary herein, in no event shall the aggregate amounts Buyer is required to pay hereunder exceed the Holdback Amount, less any amounts paid to Buyer pursuant to 6.7(a) above. For the avoidance of doubt, neither the Holdback Amount, nor anything in this Section, constitutes a limitation on (x) Sellers’ liability for, or obligation to pay, any and all Pre-Closing Taxes; or (y) Sellers’ and Owners’ obligation to indemnify the Buyer with respect to any and all Pre-Closing Taxes.

6.8 Limitations. The indemnification provided for in Section 6.1 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnified Parties under Section 6.1(a)(i) for any breach of representation or warranty other than with respect to Sellers’ Fundamental Representations until the aggregate amount of all Losses under Section 6.1(a)(i) exceeds $25,000 (the “Deductible”), in which event Sellers shall be liable for such Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which Sellers shall be liable pursuant to:

(i) Section 6.1(a)(i) for breach of representation or warranty other than with respect to Sellers’ Fundamental Representations,

(ii) Section 6.1(a)(iii) with respect to Excluded Assets,

(iii) Section 6.1(a)(iv) (re: returns and warranty claims), and

(iv) Section 6.1(a)(vi) (re: Accounts Receivable),

shall not exceed the greater of (x) $2,000,000.00 and (y) Sellers’ applicable insurance coverage.

(c) The aggregate amount of all Losses for which Sellers shall be liable pursuant to:

(i) Section 6.1(a)(i) for breach of representation or warranty with respect to Sellers’ Fundamental Representations,

(ii) Section 6.1(a)(ii) (re: Sellers’ failure to perform any covenant or obligation),

(iii) Section 6.1(a)(iii) with respect to the Excluded Liabilities (other than Pre-Closing Taxes), or

(iv) Section 6.1(a)(v) (re: recalls for which Buyer is entitled to indemnification),

shall not exceed the greater of (A) Ten Million Dollars ($10,000,000) and (B) Sellers’ applicable insurance coverage.

(d) The aggregate amount of all Losses for which Sellers and Owners shall be liable with respect to fraud and Pre-Closing Taxes shall not exceed the Purchase Price.

(e) The Buyer Indemnified Parties shall not be entitled to indemnification for any Loss fully accounted for in the determination of the Net Asset Value as of the Closing.

(f) An Indemnified Party shall not be entitled to more than one recovery of its Losses, even if more than one subsection of Section 6.1 or Section 6.2, as the case may be, is the source of such Indemnified Party’s claim.

(g) The amount of any Losses shall be net of any insurance available and received in respect of such Losses. The parties hereto shall take and shall cause their Affiliates to use commercially reasonable efforts to the extent required by applicable Law to recover under any available insurance policy and to mitigate any Losses.

(h) Losses shall not include any punitive, consequential, indirect or special damages.

6.9. Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI. Nothing in this Section 6.9 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled.

ARTICLE VII

MISCELLANEOUS

7.1 Closing Expenses. Sellers and Owners, on the one hand will only be responsible for Sellers’ and Owners’ expenses costs and fees (including without limitation attorneys’ fees) in connection with the closing of the transaction contemplated hereby, and Buyer, on the other hand, shall bear its expenses, costs and fees (including without limitation attorneys’ fees) in connection with the closing of the transaction contemplated hereby, including the preparation, execution and delivery of this Agreement.

7.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, at the time of such delivery (b) if mailed by registered or certified mail, return receipt requested, postage prepaid, on the third business day following such mailing, and (c) if sent by next-day or overnight mail or delivery, on the next business day:

If to Sellers or Owners to:

Landon Udy

1056 S. 940 W.

Woods Cross, UT 84087

Telephone: (760) 596-7629

Email: landon.udy@gmail.com

And

Sarah Welch

1967 W. Joseph Acres Rd.

Kaysville, UT 84037

Telephone: (760) 987-1393

Email: sarahudy10@gmail.com

With a required copy to (which shall not constitute notice):

Rudd | Cooper

75 Towne Ridge Parkway, Suite 125

Sandy, UT 84070

Attention: Jon Rudd, Esq.

Telephone: 801-676-5337

Email:jon@ruddfirm.com

If to Buyer to:

Acme United Corporation

1 Waterview Dr.

Shelton, CT 06484

Attention: Walter C. Johnsen, Chairman and Chief Executive Officer

Telephone: 203-319-2106

Email: w.johnsen@acmeunited.com

With a copy to (which shall not constitute notice):

Brody Wilkinson PC

2507 Post Road

Southport, CT 06890

Attention: Justin L. Galletti, Esq.

Telephone: 203-319-7135

Email: jgalletti@brodywilk.com

or, in each case, at such other address as may be specified in writing to the other parties hereto. Email addresses provided above are for the convenience of the parties only, and no notice required by the terms of this Agreement shall be effective if delivered solely by email unless a party acknowledges receipt of such email in writing and confirms that such email constitutes effective notice of the matter contained therein.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the third business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by email transmission on the date indicated on the email delivery receipt.

7.4 Headings; Interpretation. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. References herein to “Sellers” shall, where the context requires, refer to “Sellers and each of them” or “Sellers and either of them.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

7.5 Entire Agreement. This Agreement (including the schedules hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The information set forth in any schedule to this Agreement shall be deemed to have been disclosed with respect to any other schedule or section of this Agreement to the extent it is reasonably apparent that such disclosure is applicable to such other schedule or section of this Agreement. All capitalized terms used in the schedules to this Agreement and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

7.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.7 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Utah, without giving effect to the conflict of laws rules thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Utah in the County of Salt Lake and the Federal courts of the United States of America located in the State of Utah with respect to interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts.

7.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

7.10 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

7.11 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.12 Litigation Expenses. In the event that any Proceeding is required in order to enforce any of the provisions of this Agreement, including but not limited to the indemnification obligations set forth in Article 6, the prevailing party in any such Proceeding shall be entitled to an award of all of the reasonable expenses it incurred, including out-of-pocket expenses, expert fees, costs of suit, and reasonable attorneys’ fees, in connection with such Proceeding.

7.13 Survival. All representations, warranties and obligations of the parties shall survive the Closing hereunder, except to the extent that they are expressly limited by the provisions of this Agreement.

7.14 Confidentiality, Public Announcements, Etc. The provisions of any other agreement to the contrary notwithstanding, until the disclosure contemplated by the following sentence is made, the parties each agree to maintain the confidentiality of the transactions contemplated by this Agreement, unless disclosure is required by any Law. The parties agree to announce the consummation of the transactions contemplated by this Agreement simultaneously at a mutually agreeable time. Notwithstanding the foregoing, Sellers and Owners acknowledge and agree that Buyer may, without the prior written consent of Sellers or Owners, release information or make public statements or filings concerning this Agreement, the other Collateral Agreements and the transactions contemplated hereby and thereby as may be required by applicable the Securities and Exchange Commission (including without limitation an 8K filing containing a copy of this Agreement and the other Collateral Agreements). Nothing contained herein shall limit the right of any such Persons to disclose any such information to their employees, agents, representatives, counsel, accountants and financial advisors for the purpose of facilitating the consummation of the transactions contemplated hereby, subject to reasonable requirements of confidentiality.

7.15. No Third-party Beneficiaries. Except as otherwise specifically provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.16 US PATRIOT ACT. Each party hereby represents and warrants that:

(a) the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) has not listed it or any of its affiliates, or any Person that controls, is controlled by, or is under common control with it, on OFAC’s list of Specially Designated Nations and Blocked Persons; and

(b) it is not acting, directly or indirectly, for or on behalf of any Person, group, or nation named by any Executive Order, the United States Treasury Department, or United States Office of Homeland Security as a terrorist, Specially Designated National and Blocked Person, or other banned or blocked Person, group, nation or pursuant to any Law that is enforced or administered by the OFAC.

7.17 JURY TRIAL WAIVER. Each of the parties irrevocably waives the right to trial by jury in connection with this Agreement or any dispute arising from or related to this Agreement or the transactions contemplated hereby. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Signature Page Follows]

Ex 10.1

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLERS:

SLED DISTRIBUTION, LLC

By: SLED Investment Group, LLC, Its Member

By: __________________________________

Name: Landon J. Udy

Title: Manager

RAPID MEDICAL, LLC

By: ___________________________________

Name: Landon J. Ury

Title: Manager

BUYER:

ACME UNITED CORPORATION

By: _______________________________

Name: Walter C. Johnsen

Title: Chairman and Chief Executive Officer

OWNERS:

_______________________________

Devin Udy

_______________________________

Devin M. Udy, Trustee of the Devin M. Udy, Revocable Living Trust dated June 18, 2013

_______________________________

Sarah Welch

_______________________________

Sarah Welch, Trustee of the

Sarah C. Udy, Revocable Living Trust

dated June 18, 2013

[Signature page to Asset Purchase Agreement]

_______________________________

Emily Barrera

_______________________________

Emily Barrera, Trustee of the

Emily K. Udy, Revocable Living Trust

dated June 18, 2013

_______________________________

Landon J. Udy

_______________________________

Landon J. Udy, Trustee of the

Landon J. Udy, Revocable Living Trust

dated June 18, 2013

SLED Investment Group, LLC

By:_____________________________

Landon J. Udy

Its Manager

OMITTED DISCLOSURE SCHEDULES

Pursuant to Item 601(a)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and certain other securities laws, the Buyer has omitted all Disclosure Schedules of the Asset Purchase Agreement. The Asset Purchase Agreement is being filed as an exhibit to the Form 8-K filed by the Buyer on January 22, 2026 with the Securities and Exchange Commission in connection with the asset purchase transaction that has occurred pursuant to the Asset Purchase Agreement. The subject matter of each omitted Disclosure Schedule is indicated by the title of each Disclosure Schedule as listed below. As required by Item 601(a)(5), the Buyer will provide a copy of the omitted Disclosure Schedules to the Securities and Exchange Commission or its staff upon request.

Omitted Disclosure Schedules:

SCHEDULE 1.1(b) -- Seller Inventory

SCHEDULE 1.1(c) -- Prepaid Expense Deposits

SCHEDULE 1.1(d) – Equipment

SCHEDULE 1.1(e)(i) -- Patents

SCHEDULE 1.1(e)(ii) -- Rights in Names; Marks

SCHEDULE 1.1(e)(iv) -- Internet Domain Names; Social Media Accounts

SCHEDULE 1.1(e)(vi) -- Licenses Granted

SCHEDULE 1.1(e)(vii) -- Licenses Owned

SCHEDULE 1.1(h) -- Numbers, Fax, Uniform Product Codes

SCHEDULE 1.2 -- Excluded Assets

SCHEDULE 1.3 – Assumed Contracts

SCHEDULE 2.6 -- Preliminary Allocation Statement

SCHEDULE 3.1.1 -- Entity Status

SCHEDULE 3.1.3 -- No Conflicts or Consents Required

SCHEDULE 3.1.4 -- Ownership; Assets

SCHEDULE 3.1.7 -- Products and Warranties

SCHEDULE 3.1.8 -- Vendors and Customers

SCHEDULE 3.1.9 -- Contracts and Commitments

SCHEDULE 3.1.10 -- Financial Statements; Undisclosed Liabilities

SCHEDULE 3.1.11(a) – Taxes

SCHEDULE 3.1.11(b) -- List of Jurisdictions in which the Seller is Registered

SCHEDULE 3.1.13 -- Accounts Receivable

SCHEDULE 3.1.15 -- Compliance with Laws and Governmental Regulations

SCHEDULE 3.1.16 -- Pending Claims

SCHEDULE 3.1.19 -- Environmental

SCHEDULE 3.1.20(a) -- Employer Obligations

SCHEDULE 3.1.20(b) -- Employee Benefits

SCHEDULE 3.1.21 – Insurance

SCHEDULE 3.1.23 -- Material Contracts